EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-161493 on Form S-3, Registration Statement No. 333-161497 on Form S-3, Registration Statement No. 333-131284 on Form S-3 and Registration Statement No. 333-136145 on Form S-8 of our report dated March 15, 2010, relating to the consolidated financial statements of Education Realty Trust, Inc. (“The Trust”) as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009, and the effectiveness of the Trust’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Education Realty Trust, Inc. for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

 Memphis, Tennessee
 March 15, 2010